SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 27, 2015

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 - 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 27, 2015, DuPont Fabros Technology, Inc. (the “Company”) held its 2015 Annual Meeting of Stockholders, at which three proposals were submitted to its stockholders.

1. Election of Directors. Each of the following nominees was elected to the Board of Directors of the Company for a one year term expiring at the Company’s 2016 Annual Meeting of Stockholders and until their successors are elected and qualified. The following table reflects the voting results for each nominee:

Nominee	For	Withheld	Broker Non-Votes
Michael A. Coke	54,166,224	88,637	4,971,317
Lammot J. du Pont	52,140,473	2,114,388	4,971,317
Thomas D. Eckert	54,161,376	93,485	4,971,317
Christopher P. Eldredge	53,970,865	283,996	4,971,317
Hossein Fateh	52,059,860	2,195,001	4,971,317
Frederic V. Malek	53,283,417	971,444	4,971,317
Mary M. Styer	54,068,130	186,731	4,971,317
John T. Roberts, Jr.	54,159,784	95,077	4,971,317
John H. Toole	54,159,940	94,921	4,971,317

2. Advisory Vote on Executive Compensation (Say-On-Pay Vote). The stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders by the following vote:

For	Against	Abstain	Broker Non-Votes
53,140,819	1,023,020	91,022	4,971,317

3. Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 was ratified by the following vote:

For	Against	Abstain	Broker Non-Votes
58,930,107	269,891	26,180	0

Item 8.01 Other Events.

On May 27, 2015, the Board of Directors of the Company approved the commencement of development of the third phase of the Company’s ACC7 data center located in Ashburn, Virginia. This phase is expected to consist of 11.9 megawatts of critical load and 68,000 computer room square feet. The Company anticipates spending an additional $75 million on this phase and placing it into service in early second quarter 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

June 1, 2015	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.,
Executive Vice President, General Counsel and Secretary